Exhibit 28(a) 5 Under form n-1a

exhibit 3(i) under item 601/reg. s-k

FEDERATED GLOBAL ALLOCATION FUND

Amendment No. 5

to the

DECLARATION OF TRUST

dated May 16, 2008

This Declaration of Trust is amended as follows:

Strike Section 5 of Article III and substitute in its place the following:

“Section 5. Establishment and Designation of Series or Class. Without limiting the authority of the Trustees set forth in Article XII, Section 8, inter alia, to establish and designate any additional Series or Class or to modify the rights and preferences of any existing Series or Class, the Series and Classes of the Trust are established and designated as:

Federated Global Allocation Fund

Class A Shares

Class B Shares

Class C Shares

Class R Shares

Class R6 Shares

Institutional Shares”

The undersigned hereby certify that the above-stated Amendment is a true and correct Amendment to the Declaration of Trust, as adopted by the Board of Trustees at a meeting on the 10th day of February 2016, to become effective on June 6, 2016.

WITNESS the due execution hereof this 10th day of February 2016.

/s/ John F. Donahue	/s/ Peter E. Madden
John F. Donahue	Peter E. Madden

/s/ John T. Collins	/s/ Charles F. Mansfield, Jr.
John T. Collins	Charles F. Mansfield, Jr.

/s/ J. Christopher Donahue	/s/ Thomas M. O’Neill
J. Christopher Donahue	Thomas M. O’Neill

/s/ G. Thomas Hough	/s/ P. Jerome Richey
G. Thomas Hough	P. Jerome Richey

/s/ Maureen Lally-Green	/s/ John S.Walsh
Maureen Lally-Green	John S. Walsh